Exhibit 8.1

51 LOUISIANA AVENUE, N.W• WASHINGTON, DC 20001.2113

TELEPHONE: +1.202.879.3939 • JONESDAY.COM

September 22, 2021

Misonix Inc.

1938 New Highway

Farmingdale, New York 11735

Ladies and Gentlemen:

We have acted as counsel to Misonix Inc. (“Misonix”), a Delaware corporation, in connection with the proposed Mergers to be undertaken by Misonix, Bioventus Inc. (“Parent”), a Delaware corporation, Oyster Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and Oyster Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent, pursuant to the Agreement and Plan of Merger dated as of July 29, 2021 (the “Merger Agreement”), and the preparation and filing with the Securities and Exchange Commission of the registration statement on Form S-4, filed September 22, 2021, related to the Mergers (the “Registration Statement”). This opinion letter is being delivered in connection with, and appears as an exhibit to, the Registration Statement. Any capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement.

In providing our opinion, we have examined and relied on the Merger Agreement, the Registration Statement, the statements and representations made by Parent and Misonix in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”), and such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have assumed that (i) the Mergers and related transactions will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein will be waived by any party), (ii) the statements concerning the Mergers and related transactions and the parties thereto set forth in the Merger Agreement and in the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including, and thereafter where relevant, the effective time of each transaction contemplated by the Merger Agreement, (iii) the statements and representations made in the Officer’s Certificates are true, complete and correct and will remain true, complete and correct at all times up to and including, and thereafter where relevant, the effective time of each transaction contemplated by the Merger Agreement, (iv) any such statement or representation set forth in the Merger Agreement, the Registration Statement or the Officer’s Certificates that is qualified by belief, knowledge, intention, materiality or any comparable or similar qualification, is and will be true, complete and correct as if made without such qualification, (v) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and all natural persons who have executed such documents are of legal capacity, (vi) the parties to the Merger Agreement and their respective subsidiaries will treat the transactions for U.S. federal income tax purposes in a manner consistent with this opinion, (vii) such parties have

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complied with and will continue to comply with the obligations, covenants and agreements contained in the Merger Agreement, (viii) all applicable reporting requirements have been or will be satisfied and (ix) there will be no change in applicable U.S. federal income tax law from the date hereof through the effective time of each transaction contemplated by the Merger Agreement. If any of the above described assumptions is untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement, the Registration Statement, or the Officer’s Certificates, this opinion may be adversely affected. We have not undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Based upon and subject to the foregoing and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm that, subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, the discussion set forth in the Registration Statement under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE FIRST MERGER AND THE SECOND MERGER—U.S. HOLDERS— U.S. Federal Income Tax Consequences of the First Merger and the Second Merger to U.S. Holders of Shares of Misonix Common Stock” insofar as such discussion contains statements of U.S. federal income tax law, constitutes our opinion as to the material U.S. federal income tax consequences of the Mergers to U.S. holders (as defined in the Registration Statement).

We express no opinion on any issue relating to the tax consequences of any transactions contemplated by the Merger Agreement or the Registration Statement other than the opinion set forth above. Our opinion set forth above is based on the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Mergers, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied may affect the validity of the opinion set forth herein. We assume no responsibility to inform Misonix of any such change or inaccuracy that may occur or come to our attention. In addition, our opinion is being delivered prior to the consummation of the Mergers and therefore is prospective and dependent on future events.

This opinion is furnished to you solely in connection with the Registration Statement and this opinion is not to be relied upon for any other purpose. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Jones Day